Exhibit 14.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-78277) of Acambis plc of our report dated March 27, 2003 relating to the financial statements of Acambis plc, which appears in this Annual Report to Shareholders on Form 20-F/A for the year ended 31 December 2002.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Cambridge, UK
September 30, 2003